Exhibit 10.1

Deutsche Bank AG, London Branch Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Date:	December 5, 2013
To:	HCI Group, Inc. (“Counterparty”)
From:	Deutsche Bank AG, London Branch (“Dealer”)
Subject:	Share Forward Transaction Confirmation
Ref. #	560200

The purpose of this confirmation (this “Confirmation”) is to set forth certain terms and conditions of the Share Forward Transaction (the “Transaction”) entered into between Counterparty and Dealer on the Trade Date. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (the “ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

1. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 5, 2013

Effective Date:	December 11, 2013, subject to cancellation of the Transaction as provided in Section 4(b) below.

Shares:	The common stock, no par value, of HCI Group, Inc. (the “Issuer”) (Exchange symbol “HCI”).

Exchange:	New York Stock Exchange.

Related Exchange:	All Exchanges.

Valuation:

Seller:	Dealer.

Buyer:	Counterparty.

Forward Price:	USD48.05

Prepayment:	Applicable.

Prepayment Amount:	USD29,923,185.55 (The Forward Price multiplied by the initial Number of Shares)

Prepayment Date:	The Effective Date; provided that no cancellation of this Transaction has occurred as provided in Section 4(b) below.

Variable Obligation:	Not Applicable.

Number of Shares:	622,751 Shares, as reduced from time to time following settlement on each Settlement Date by the Daily Number of Shares for such Settlement Date.

Daily Number of Shares:	For any Settlement Date occurring prior to the first day of the Settlement Period, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Settlement Dates”) and (b) for each Settlement Date occurring on or after the first day of the Settlement Period, the Number of Shares as of the first day of the Settlement Period divided by 20, rounded down to the nearest whole number (with any reduction in the Daily Number of Shares due to rounding being allocated to the final Settlement Date); provided that (i) if a Market Disruption Event occurs on any Exchange Business Day in the Settlement Reference Period, the Calculation Agent may determine that such Exchange Business Day is a Disrupted Day only in part, in which case the Calculation Agent will reduce the Daily Number of Shares for the related Settlement Date and shall designate one or more Settlement Dates at the end of the Settlement Period as the Settlement Date(s) for the remaining Daily Number of Shares, (ii) Dealer may increase the Daily Number of Shares on any Settlement Date during the Settlement Period by delivery of a Settlement Notice specifying the additional Daily Number of Shares for such Settlement Date to Counterparty, in which case the Daily Number of Shares for each remaining Settlement Date shall be reduced on a pro rata basis and (iii) the aggregate of the Daily Number of Shares for all Settlement Dates shall equal the initial Number of Shares; and provided further that, if the final Settlement Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, then, subject to Section 4(e) hereof, the Final Disruption Date shall be considered the final Settlement Date. “Final Disruption Date” means April 30, 2019.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” and inserting the words “at any time on any Scheduled Trading Day during the Settlement Reference Period”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that a Disrupted Day occurs during the Settlement Reference Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Reference Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included in the Settlement Reference Period or (ii) such Disrupted Day is a Disrupted Day only in part. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full. In the event that Dealer concludes, in its good faith discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) or due to a material decrease in trading volume for the Shares, for it (or its affiliate) to refrain from or decrease any hedging or hedge unwind activity on any Scheduled Trading Day during the Settlement Reference Period, Dealer may by written notice to Counterparty deem such day to be a Disrupted Day in whole or in part.

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2 of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Settlement Date on such Settlement Date. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Settlement Dates:	(i) Any Clearance System Business Day designated by Dealer as a Settlement Date following the Effective Date in a written notice (a “Settlement Notice”) that is delivered to Counterparty, specifying the Daily Number of Shares for such Settlement Date and (b) each Clearance System Business Day that is one Settlement Cycle following each Exchange Business Day in the Settlement Reference Period that is not a Disrupted Day in full (clause (b), the “Settlement Period”).

Settlement Reference Period:	The period beginning with, and including March 20, 2019 (or, if such date is not an Exchange Business Day, the next following Exchange Business Day) and ending with, and including, the 20th Exchange Business Day thereafter; provided that the Settlement Reference Period shall be extended by one Exchange Business Day for each Exchange Business Day therein that is a Disrupted Day (in whole or in part).

Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the relevant Dividend Amount on each Dividend Payment Date.

Dividend Amount:	(a) 100% of any cash dividend or distribution per Share declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the Number of Shares on such record date (after giving effect to any reduction on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	Each date on which the relevant Dividend Amount is paid or distributed by the Issuer to shareholders of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable.

Consequences of Tender Offer:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Composition of Combined
Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	Dealer.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”, (ii) replacing the word “Shares” with “Hedge Positions”, and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby amended by immediately following the word “Transaction” the fourth line thereof, adding the phrase “in the manner contemplated on the Trade Date”.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is hereby amended by (x) in the second and seventh lines thereof, deleting the word “materially” and (y) immediately following the word “Transaction” in the sixth line thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Hedging Party:	Dealer, for all applicable Additional Disruption Events.

ISDA Termination Events:	Upon the occurrence of an Event of Default or Termination Event with respect to a Transaction, Dealer may elect, by written notice to Counterparty prior to the related Early Termination Date, to treat such Early Termination Date as a Valuation Date with respect to such Transaction to which Physical Settlement applies for the remaining Number of Shares for such Transaction.

The Calculation Agent shall adjust the payment due from Counterparty for any interest breakage costs in connection with such deemed Valuation Date.

Non-Reliance:	Applicable.

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

Account Details:

Account for payment to Counterparty:	To be advised.

Account for payment to Dealer:	To be advised.

Address for notices to Counterparty:	HCI Group, Inc.
5300 West Cypress Street, Suite 100
Tampa, Florida 33607
Attention: General Counsel

Address for notices to Dealer:	Deutsche Bank
60 Wall Street, 4th floor
New York, NY 10005
Attn: Andrew Yaeger
Telephone: 212-250-2717

Deutsche Bank
60 Wall Street, 4th floor
New York, NY 10005
Attn: Faiz Khan
Telephone: 212-250-0668
Other Terms:

Calculation Agent:	Dealer.

3. Representations, Warranties, Acknowledgments and Agreements. Counterparty represents and warrants to, and agrees with, Dealer that:

(a)	Accredited Investor and Qualified Institutional Buyer. Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act.

(b)	Rule 13e-1. The purchase of Shares by Counterparty from Dealer pursuant to, and Counterparty’s entry into, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as it relates to Counterparty and its affiliates.

(c)	Board Authorization. The Transaction is being entered into pursuant to a publicly disclosed share buy-back program and the board of directors of Counterparty has approved the use of the Transaction to effect the Share buy-back program.

(d)	No conflicts. Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(e)	Investment Company. Counterparty is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Reporting. Counterparty shall report the Transaction to the extent required under the Exchange Act and the rules and regulations thereunder.

(g)	Solvency. As of the Trade Date and the Premium Payment Date, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Cod) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(h)	Deposit Insurance. Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(i)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in forma and substance, with respect to matters set forth in Section 3(a) of the Agreement; provided that such opinion of counsel may contain customary exceptions and qualifications, including without limitation exceptions or qualifications relating to indemnification provisions.

(j)	Rule 10b5-1; No Material, Non-Public Information. Counterparty intends for this Confirmation to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1). Counterparty acknowledges and agrees that Dealer (or its designated affiliate) may purchase or sell Shares to hedge, or unwind its hedge of, its obligations under the Transaction and that such purchases or sales will be conducted independently of Counterparty. Counterparty agrees that the timing, quantities, prices and manner of such purchases or sales by Dealer (or its designated affiliate) (including without limitation whether such purchases or sales are made on any securities exchange or privately) and any such election shall be within the absolute discretion of Dealer (or its designated affiliate). Counterparty represents and warrants that, on the Trade Date, Counterparty is not aware of any material non-public information with respect to the Shares or the business, operations or prospects of the Issuer and is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(k)	Regulation M. On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M (“Regulation M”) under the Exchange Act, and Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, of Shares or such securities, other than a distribution meeting the requirements of the exceptions set forth in either sections 101(b)(10) and 102(b)(7) of Regulation M or section 102(c) of Regulation M, on any Settlement Date(s) (including the periods and dates described under “Staggered Settlement” and “Right to Extend”).

(l)	No Manipulation. Counterparty is not entering into this Confirmation to (i) create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares), or (ii) facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares), in each case in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(m)	Rule 10b-18. Counterparty agrees that neither it nor any “affiliated purchaser” of it (as such term is defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall purchase, or enter into any derivative transaction that would reasonably be expected to lead to any purchase of, any Shares during the term of the Transaction and represents that neither it nor any “affiliated purchaser” of it has made any purchases of blocks pursuant to the one block per week proviso in Rule 10b18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) the calendar week in which the Trade Date falls.

(n)	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i)	Counterparty agrees that it:

(A)	will not during the term of the Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange;

(B)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and

(C)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of the Transaction to be adjusted or the Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in paragraph (a) above.

(ii)	Dealer in its sole discretion may (A) make adjustments to the terms of the Transaction, including, without limitation, the Settlement Reference Period, upon the occurrence of any such public announcement or (B) treat the occurrence of such public announcement as an Additional Termination Event with respect to any Transaction with Counterparty as the sole Affected Party.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(o)	Reporting Obligations. Counterparty represents and warrants on the Trade Date that the reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Exchange Act or other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the Trade Date, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to the make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(p)	No Representations Regarding Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any relevant accounting guidance.

(q)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each party and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(r)	Commodity Exchange Act. Each of Counterparty and Dealer represents to the other that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended).

(s)	Bankruptcy Acknowledgments. Each of Counterparty and Dealer agree and acknowledge that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A). In addition, the parties hereto agree and acknowledge that Counterparty is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and that (i) this Confirmation is (A) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and (B) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, in each case with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) Counterparty is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(t)	Recommendations. Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing.

(u)	Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption or Illegality).

(v)	Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

(w)	Tax Representation and Agreement. Dealer represents to Counterparty that the Transaction entered into by Dealer acting through DBSI will be treated, solely for United States income tax purposes, as entered into by a United States corporation. Dealer agrees to deliver to Counterparty, upon execution and delivery of this Confirmation, a properly executed United States Internal Revenue Service Form W-8IMY (or any successor thereto) from Dealer and withholding statement with attached Form W-9 (or any successor form thereto) from DBSI.

4. Other Provisions.

(a)	Repurchase Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event, other than a stock split or stock dividend (an “Adjustment Event”), that would lead to an increase in the Number of Shares, give Dealer a written notice of such repurchase or Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) in the case of any Repurchase Notice other than the first Repurchase Notice, greater by 0.5% or more than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares for the Transaction, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section

4(a), then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(b)	Offering Contingency. If the offering by Counterparty of USD100,000,000 aggregate principal amount of 3.875% convertible notes due 2018 does not close on or prior to December 11, 2013 (or such later date as Counterparty and Dealer shall have agreed which in no event shall be later than December 20, 2013), then the Transaction shall be terminated and cancelled with no payments (including, for the avoidance of doubt, any early termination payment) or performance being due by either party.

(c)	Transfer or Assignment. Either Counterparty or Dealer may transfer any of their rights or obligations under the Transaction only with the prior written consent of the other party; provided that such other party may not unreasonably withhold or delay such consent, it being understood that it is not unreasonable to withhold or delay such consent if, among other reasons, the transferring party does not comply with the Transfer Requirements (as defined below).

“Transfer Requirements” means, with respect to the party transferring its rights or obligations under the Transaction (such party, the “Transferring Party” and the other party, the “Non-Transferring Party”), (i) the Transferring Party shall deliver opinions and documents reasonably satisfactory to Non-Transferring Party in connection with such assignment; (ii) such assignment shall be effected on terms reasonably satisfactory to the Non-Transferring Party with respect to any legal and regulatory requirements relevant to the Non-Transferring Party; (iii) the Non-Transferring Party shall not, as a result of such assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that the Non-Transferring Party would have been required to pay to the Transferring Party in the absence of such transfer and assignment; (iv) no Event of Default, Potential Event of Default or Termination Event shall occur as a result of such assignment; (v) without limiting the generality of clause (iii), the Transferring Party shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by the Non-Transferring Party to permit the Non-Transferring Party to determine that results described in clauses (iii) and (iv) will not occur upon or after such transfer and assignment; and (vi) the Transferring Party shall be responsible for the Non-Transferring Party’s reasonable out-of-pocket costs and expenses, including reasonable fees of counsel, incurred in connection with such transfer and assignment. The definition of Transfer Requirements shall also include the following requirements in the case of a transfer by Counterparty: (i) Counterparty shall continue to be obligated with respect to “Repurchase Notices” above; (ii) such assignment shall be made to a U.S. person (as defined in the Internal Revenue Code of 1986, as amended) and (iii) if Dealer reasonably requests, the transferee shall agree not to hedge its exposure to the Transaction, or to hedge such exposure only pursuant to an effective registration of the Issuer or otherwise in compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws.

(d)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, or given then-current liquidity, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for any Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the 20 Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	Physical Settlement will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(e)	Right to Extend. Dealer may postpone any Settlement Date or extend the Settlement Reference Period, in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares and the Daily Number of Shares with respect to any affected Settlement Date, if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in each case in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer (as defined in Rule 10b-18 under the Exchange Act), be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(f)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to any Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

(g)	Amendments to Equity Definitions.

(i)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (B)(ii) is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility or liquidity relative to the relevant Shares)”; and

(ii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”.

(h)	Share Termination Alternative. If Dealer would owe Counterparty any amount pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below), in which case the following provisions shall apply on the Scheduled Trading Day immediately following the Early Termination Date or date on which the relevant Transaction is cancelled or terminated with respect to the Payment Obligation:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as Dealer may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, such value to be determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to the parties prior to the Share Termination Payment Date.

Share Termination Delivery Unit:	One Share or, if as the result of an Insolvency, Nationalization or Merger Event, the Shares have changed into other property or the right to receive other property, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, Dealer shall determine the composition of consideration such holder shall be deemed to have elected to receive in its sole discretion.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(i)	No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties to the contrary, no collateral is transferred in connection with this Transaction. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, under this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(j)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(k)	Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(l)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

5. 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.

(a)	The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 5 (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 5:

Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

The Local Business Days for such purposes in relation to Dealer are New York and in relation to Counterparty are Florida;

The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Counterparty: agraham@hcigroup.com

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Counterparty: agraham@hcigroup.com

Dispute Notice:	Dealer: collateral.disputes@db.com

Counterparty: agraham@hcigroup.com

6. NFC Representation Protocol.

(a)	The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 6 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.

(b)	Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation).

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of this Confirmation and indicates your agreement to those terms. Dealer will make the time of execution of the Transaction available upon request.

Dealer is regulated by the Financial Services Authority.

Yours faithfully,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Managing Director

By:	/s/ Zahid Biviji
Name:	Zahid Biviji
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Managing Director

By:	/s/ Zahid Biviji
Name	Zahid Biviji
Title:	Managing Director

Confirmed and Acknowledged as of the date first above written:

HCI GROUP, INC.

By:	/s/ Andrew L. Graham
Name:	Andrew L. Graham
Title:	As General counsel